Exhibit 10.1

480 S. Holly Street .  Suite 5

Denver, Colorado  80246

Main:  303-316-8577

Toll Free:  800-313-2234

Fax:  303-316-9004

www.v3s.com

EMPLOYMENT AGREEMENT BETWEEN

VITACUBE SYSTEMS HOLDINGS, INC. AND DAVID LITT

This Employment Agreement (“the Agreement”) between VitaCube Systems Holdings, Inc. and David Litt (“Employee”) entered effective as of the 1st day of October 2004 (“Effective Date”), sets forth the terms that shall govern the employment of Employee with VitaCube Systems Holdings, Inc. (“Employer” or the “Company”).

1.                                       EMPLOYMENT.

(a)            Employer agrees to employ Employee, and Employee agrees to be employed by Employer, as Vice President of Sales and Marketing with the additional title of “Chief Sales and Marketing Officer” for the term hereafter described.  Employee shall report directly and only to the Company’s President (CEO).  Employee’s job title and duties may be changed from time to time by the Company’s President.  Employee hereby accepts employment by the Company and agrees diligently and faithfully to perform his duties pursuant to this Agreement on a full time basis.

(b)           Employee will devote his full business hours and energies to the business of the Employer to accomplish all duties reasonably assigned, and will devote his best efforts to advance the interests of the Employer.

(c)            Employee hereby represents and warrants that as of the Effective Date, Employee will not be a party to any agreement, contract, or understanding, and that no facts or circumstances will exist which would in any way restrict or prohibit him from undertaking or performing any of Employee’s obligations under this Agreement. Furthermore, Employee understands and acknowledges that Employee may have confidentiality obligations to prior employers under common law, statute, or contract. Employee will not use or otherwise disclose any confidential or proprietary information obtained by him in connection with any prior employment. Employee shall indemnify and hold the Corporation harmless from any claims, demands, costs, or liabilities (including attorneys’ fees and disbursements) incurred by the Company in connection with or resulting from Employee’s breach of his representations set forth herein.

(d)           Employee’s duties shall include: management of the Company’s multi-level sales and marketing programs, strategic planning for the Company’s sales and marketing programs, and supervision and direction of employees and all other duties necessary to perform the foregoing responsibilities. Employee will have the authority to perform and execute the necessary actions to implement the Company’s multi-level marketing programs and such other actions as directed by the Company’s President and it Board of Directors.

(e)            EMPLOYEE ACKNOWLEDGES AND THE PARTIES AGREE THAT EMPLOYEE IS ONE OF THE COMPANY’S EXECUTIVE AND MANAGEMENT PERSONNEL AND THAT ALL CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION COVENANTS AND PROVISIONS CONTAINED IN THIS AGREEMENT ARE FULLY ENFORCEABLE AGAINST HIM.

2.             COMPENSATION.

(a)            Employee will receive as compensation for all responsibilities a base salary (“Base Salary”) of $12,500 per month ($150,000.00 per year), payable according to the salary schedule of Employer for its executive officers.  In addition, Employee shall receive additional salary based on performance (“Performance Salary”) of up to a maximum of $150,000 each calendar year.  Performance Salary shall be based on the monthly net sales (gross sales, less returns and allowances) of the Company’s multi-level marketing subsidiary, less sales of  “sales aides” (the “Monthly Performance Sales”).  The Company shall prepare a written report on Monthly Performance Sales each month and submit it and the Performance Salary payment to Employee on or before the 15th of the month following the subject month, and shall be calculated as follows:

i.         For the first $800,000 of Monthly Performance Sales in excess of $200,000, Employee shall be entitled to .75% of such sales for that month.  For example, if there were $1,000,000 of Monthly Performance Sales in a month, Employee would be entitled to Performance Salary for that month of $6,000 ($1,000,000 less $200,000, times .75%).

ii.        For the next $2,000,000 of Monthly Performance Sales in a month, Employee shall be entitled to .60% of such sales for that month.  For example, if there were $2,000,000 of Monthly Performance Sales for a month, in addition to the $6,000 of Performance Salary for that month as described in the preceding paragraph, Employee would be entitled to an additional $6,000 of Performance Salary for that month ($1,000,000 times .60%), and if there were $3,000,000 of Monthly Performance Sales in that month, Employee would be entitled to $12,000 of Performance Salary for that month, in addition to the $6,000 of Performance Salary described in the preceding paragraph ($2,000,000 times .60%).

iii.       The Performance Salary shall be capped at a maximum of $150,000 for each calendar year, notwithstanding the provisions of the preceding two paragraphs.

(b)           Employee also shall receive, pursuant to the terms of Employer’s 2003 Stock Incentive Plan (the “ISOP”), options (the “Options”) to purchase, at a price of $1.00 per share, an aggregate of 400,000 shares of Employer’s common stock.  Pursuant to the ISOP, the grant of the Options shall be effective the Effective Date, but 150,000 of such options shall be contingent (the “Contingent Options”) on satisfaction of the criteria below described.  In each case the Options shall expire, if not duly exercised five years after the Effective Date.  The non-contingent Options shall vest, in equal amounts over a four year period following the Effective Date, with the first 50,000 non-contingent Options vesting on October 1, 2004, with an additional 50,000 Options vesting each October 1 thereafter (so long as Employee remains employed by Employer as hereafter provided), until the entire 250,000 non-contingent Options shall be vested.  The Contingent Options shall become non-contingent based on Monthly Performance Sales as follows:  50,000 of such Options shall become non-contingent on the first day of the month following the first month in which the Company has Monthly Performance Sales of $1,000,000; a second 50,000 of such Options shall become non-contingent on the first day of the first month following the month in which the Company has Monthly Performance Sales of $2,000,000; and the final 50,000 of such Options shall become non- contingent on the first day of the month following the first month following the month in which the Company has Monthly Performance Sales of $3,000,000.  Notwithstanding the foregoing, to the extent the Contingent Options have not become non-contingent within four (4) years of the Effective Date, such Options shall terminate and be of no further effect.  If and when each of the 50,000 Options no longer is contingent, those Options shall be deemed vested as if they had not been contingent on October 1, 2004, so that 10,000 of such Options shall be deemed to have vested on October 1, 2004, and 10,000 more of such Options shall be deemed to have vested on each October 1 thereafter, until all 50,000 of such Options shall have vested.

(c)            In addition to the forgoing, Employee shall receive a $20,000 bonus (the “Financing Bonus”) when the Company has successfully completed new equity financing of at least $5,000,000.  In addition to the forgoing, Employee shall also receive a $20,000 bonus (the “Break even Bonus”) when the Company has a calendar quarter in which it reports a profit for that quarter (per GAAP).

3.  DEDUCTIONS.  To the extent required by law, all compensation the Company pays Employee is subject to federal, state, and municipal withholding requirements, any applicable occupational privilege tax and any court ordered deductions such as garnishments.  Compensation may also be reduced by deductions the Employee authorizes for insurance, 401(k) contributions, and other similar purposes.

The Employee’s final paycheck will be reduced by the amount of any lawful charge or indebtedness the Employee owes the Company.

4.  BONUS PLAN.  Employer intends to initiate an incentive executive bonus plan (“Bonus Plan”) that will provide compensation to key executives in addition to their salaries.  The Company has advised that it intends for the Bonus Plan to be based on between 5% and 10% of the Company’s net profits before income taxes (per GAAP), calculated on a calendar quarter basis, with payouts to be made quarterly.  Once the Bonus Plan has been adopted, Employee will be included as a 20% beneficiary of the Bonus Plan.  Employee acknowledges that the final form of Bonus Plan is subject to approval by the Company’s Board of Directors.  If Employer has not initiated the Bonus Plan for all key executives (including Employee) within six months of the Effective Date, the Company shall from the Effective Date forward pay Employee an additional bonus equal to 1% of the Company’s net profits before income taxes (per GAAP), calculated on a calendar quarter basis, with payouts to be made quarterly, until such time as the Bonus Plan is initiated for all key executives (including Employee).

5.  BENEFITS.  Employee will be entitled to participate in any and all benefit plans, including health insurance, provided to other senior executive employees.

(a)           Employer shall provide Employee with a $500 per month car allowance commencing with the month following the first month in which Monthly Performance Sales reach $150,000.00.

(b)           Company will maintain director/officer liability insurance at all times during the term of Employee’s employment and Employee will be notified of any change to the insurance policy prior to the change being made.

(c)           Employee shall be entitled to four (4) weeks of paid vacation each year, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies applicable to such personnel.  In addition, Employee shall be entitled to such sick leave and holidays at full pay in accordance with the Company’s policies established and in effect from time to time.  If the Company has no such policies, such benefits will be granted to Employee in the reasonable discretion of the Company’s President

6.  EXPENSES.  Employee shall be promptly reimbursed for all expenses reasonably and necessarily incurred by him in the performance of his duties under this Agreement upon prior approval for all such expenses in excess of $250 and subsequent presentation of proof of such expenses in a form acceptable to the Company. In addition, the Company shall pay the expenses reasonably incurred by Employee in connection with a cellular telephone and a home high-speed digital telephone/internet connection.

7.             CONFIDENTIAL INFORMATION.

(a)            Employee recognizes and acknowledges that he will have access to, become acquainted with, and obtain certain confidential and proprietary information of the Employer, and that such information constitutes valuable, special and unique property of the Employer.  Employee acknowledges and agrees that such information shall include, but is not limited to, trade secrets, know-how, formulas, ingredients, inventions, techniques, processes, computer programs, schematics, data, designs, financial information, studies, supply contracts, formulations, strategic and marketing plans and data, sales and marketing plans, nutritional and fitness plans, vendor and customer lists, and distributor lists and compensation.  Employee will not disclose any of such confidential, proprietary or trade secret information except as is necessary to perform his duties for the Employer.  Employee further agrees that he will not at any time use any of such confidential information in competing with Employer.  Employee further agrees that he shall maintain, at all times, the Employer’s confidential, proprietary and trade secret information in a confidential manner and protect it from disclosure to any person who is not subject to a Confidentiality Agreement with the Employer.

(b)           In the event of a breach or threatened breach by Employee of this Section, Employee agrees that irreparable harm would come to Employer under such circumstances, and that, in such event, Employer’s remedy at law for such a breach or threatened breach would be inadequate and that Employer shall be entitled at its election, to injunctive relief, without the necessity of posting bond therefore, against such breach or threatened breach and to specific performance of this Agreement, in addition to any other remedies at law or in equity available to Employer for such breach or threatened breach, including the recovery of damages, court costs, and attorneys’ fees.

(c)            The restrictions and obligations in the preceding subparagraphs (a) and (b) shall survive for six (6) years past the termination of this Agreement and the effective date of the termination of Employee’s employment by the Company.

  8.  OWNERSHIP AND ASSIGNMENT OF PROPRIETARY INFORMATION.  Upon termination of Employee’s employment with Employer or at Employer’s request, Employee shall promptly deliver to Employer all documents, material and property in Employee’s possession or control (such as drawings, notebooks, reports, sketches, records, fitness and nutritional plans, computer programs, hard drives and the like) whether delivered to Employee or made by Employee in the performance of services for Employer, relating in any way to Employee’s employment and the business activities of Employer, and containing any data or information whatsoever, whether or not it is confidential.  Employee further agrees that Employer is the sole owner of any formulas, information technology, processes, or other property rights created by Employee in the performance of services for Employer, including but not limited to, the right to use, sell, license or otherwise transfer to exploit the formulas, information technology, processes and other property rights and the right to make such changes in them and the uses thereof as Employer may from time to time determine.  Employee hereby assigns to Employer, without further consideration, Employee’s entire right, title, and interest worldwide, free and clear of all encumbrances, in and to all material, designs, and other property created for Employer by Employee pursuant to his employment during the term of this Agreement, all of which property shall be the sole property of Employer.  Employee also agrees to cooperate with Employer both during and after the term of performance of this Agreement, in evidencing, maintaining, defending, obtaining and enforcing patents, trademarks, copyrights and other protection of Employer’s right to formulas, processes and other property rights created pursuant to this Agreement.  In the event Employer is unable for any reason to secure Employee’s signature to any lawful and necessary documents required to apply for or execute any patent, trademark, copyright or other applications with respect to any property for which such an application may be presented (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as his agent and attorney-in-fact to act for and in his behalf and instead of Employee, to execute and file such application and to do all otherwise lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, and other rights with the same legal force and effect as if executed by Employee.

9.  TERMINATION.  The employment relationship established herein is “at will” and shall continue so until terminated by fifteen (15) days’ written advance notice from the Employee to the Employer or from the Employer to the Employee, unless the Employee is terminated by the Employer for “just cause.”  The confidentiality provisions of Section 7 shall remain in full force and effect following termination of Employee’s employment with Employer.

(a)             For Cause. If the Employee is terminated for “just cause,” the Employer will give the Employee one (1) day written advance notice.  For all purposes under this Agreement, “just cause” shall mean (i) willful failure or unjustifiable neglect by the Employee to substantially perform his duties hereunder after written notice to Employee and subsequent failure to perform within three days of receipt of such notice, (ii) a willful or grossly negligent act by the Employee which constitutes gross misconduct, (iii) a willful breach by the Employee of a material provision of this Agreement, (iv) Employee committing (or being charged with committing) a felony or any other act abhorrent to the community which a reasonable person would consider materially damaging to Employer’s reputation or business name. (v) a willful or grossly negligent material violation of a federal or state law or regulation applicable to the business of the Company or its status as a public company. To the extent provided in this Agreement the obligations and agreements of the Employee to the Employer shall survive the termination of the employment relationship as provided by this Agreement.  If Employee is terminated for just cause, Employee shall not be entitled to (1) any Base Salary not earned as of the effective date of termination, (2) any Performance Salary that has not been earned as of the effective date of termination (so if the effective date of Employee’s termination for just cause is in the middle of a calendar month, he will not receive any Performance Salary for that month), (3) the Financing Bonus if the $5,000,000 of new equity financing has not been successfully obtained by the effective date of termination, (4) the Break even Bonus if the Company has not had a profitable calendar quarter prior to the calendar quarter in which the termination of employment becomes effective, (5) any Contingent Options that remain contingent as of the effective date of termination, and (6) any Options that have not vested as of the effective date of termination (with the Options that have vested being subject to the terms of the ISOP).

(b)           Without Cause. In the event that the Employee is terminated by the Employer without cause, Employee shall be entitled to (1) two (2) months’ Base Salary (in addition to any accrued but unpaid Base Salary for the month in which the termination becomes effective), (2) the entire Performance Salary for the month in which the termination becomes effective (in addition to any accrued but unpaid Performance Salary for a month prior to the month in which the termination becomes effective) (3) the Financing Bonus if the Company completes $5,000,000 of new equity financing within the calendar month in which the termination becomes effective, (4) the entire Break even Bonus if the Company has a profitable calendar quarter in the calendar quarter in which the termination becomes effective, (5) the Contingent Options no longer being contingent, but only if and to the extent the Monthly Performance Sales described in paragraph 2 (b) above are achieved in the calendar month in which the termination becomes effective, and (6) all vested Options (which shall terminate in accordance with the provisions of the Employer’s ISOP).

(c)            Resignation.  In the event Employee terminates his employment with Employer more than two years after the Effective Date, Employee shall be entitled to receive the benefits described in subparagraph 9 (b) above. If Employee terminates his employment with Employer in two years or less from the Effective Date, Employee will be treated as if he was terminated for just cause, and the provisions of subparagraph 9 (a) shall apply.  Notwithstanding the foregoing, if Employee terminates his employment with Employer more than two years after the Effective Date and becomes employed by, consults for, becomes an advisor to, or invests in any manner in an entity that is not a reporting company under the Securities and Exchange Act of 1934, within six (6) months of the effective date of the termination of employment, a business that is a competitor of the Company (based on the Company’s business as of the effective date of termination), Employee shall be treated as if he was terminated for just cause, and the provisions of subparagraph 9 (a) shall apply.

10.  SEVERABILITY.  The provisions of this Agreement are severable.  The invalidity of any provision shall not affect the validity of any other provision.  A Court or other tribunal is required upon a finding of invalidity of any provision of this Agreement, including Section 7 or any part thereof, to enforce the remainder of the provisions of this Agreement or interpret the language in a way so as to comply with applicable law.

11.  WAIVER.  No waiver of any of the provisions of this Agreement shall be deemed or constitute, a waiver of any other provision, whether or not similar, nor shall said waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

12.  NOTICES.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered and be effective (i) when personally delivered (including personally delivered by email or by other electronic means), (ii) one (1) day following delivery by overnight currier, or, (iii) three days following the date deposited in the U.S. Mail, postage prepaid, registered or certified, return receipt requested.  Unless changed by written notice given to a party by the other, such notices shall be given to the Employer at the following address:

VitaCube Systems Holdings, Inc.

480 South Holly Street, Suite 5

Denver, Colorado 80246

Attention:  Mr. Sanford D. Greenberg

and such notices shall be given to Employee at the following address:

David Litt

1203 S Riverbend Ct

Superior, CO  80027

13.  ASSIGNABILITY.  The duties and obligations of Employee under this Agreement are personal unto him and may not be assigned or otherwise transferred, in whole or in part, by Employee, but rights and benefits of Employee under this Agreement shall inure to the benefit of Employee.  Employer may assign this Agreement, or any benefit, duty or obligation hereunder to any person or third party upon written notice to Employee.

14. APPLICABLE LAW.  The terms and conditions of this Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of Colorado.

15.  ENTIRE AGREEMENT; AMENDMENT.  This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior agreements, either oral or written, between the parties hereto with respect thereto.  Any modifications to this Agreement must be made in writing and signed by both parties in order to be effective and enforceable.

16.  ARBITRATION.  Any dispute relating to this Agreement, or to the breach of this Agreement (except for Employer’s rights under Section 7 which may be enforced in any court of competent jurisdiction), arising between the Employer and Employee, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), which arbitration may be initiated by any party hereto by written notice to the other of such party’s desire to arbitrate the dispute.  The arbitration proceedings shall take place in Denver, Colorado, and shall be administered by AAA. Any arbitration under this Agreement shall be governed by Colorado’s Uniform Arbitration Act of 1975, C.R.S. §13-22-201 et seq. as amended.  Employer’s right to equitable relief set forth in Section 7 may be brought and enforced in any court of competent jurisdiction.  Employee agrees and consents to the District Court of the City and County of Denver, State of Colorado, having jurisdiction over any such dispute.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

EMPLOYER:

VITACUBE SYSTEMS HOLDINGS, INC.

By:	/s/ Sanford D. Greenberg
Sanford D. Greenberg, President
	Date:	09/14/04

EMPLOYEE:

/s/ David Litt
David Litt
	Date:	September 14, 2004